EXHIBIT 99.1

Entegris to Acquire Poco Graphite

Separately, Entegris Says It Expects to Report Second-quarter Sales of Approximately $148 Million

CHASKA (Minneapolis), Minn., July 14, 2008 – Entegris, Inc. (Nasdaq: ENTG) today announced that it has signed a definitive agreement to acquire privately held Poco Graphite, Inc., in an all-cash transaction valued at $158 million.

Based in Decatur, Texas, POCO is a leading provider of process-critical graphite-based consumables and finished products used in a variety of markets, including semiconductor, EDM (electrical discharge machining), medical, opto-electronic, aerospace and specialty industrial. In 2007, POCO generated revenues of more than $60 million, of which approximately 40 percent was from sales to semiconductor-related customers.

The transaction, which is expected to be accretive to Entegris’ earnings per share in 2009, will extend Entegris’ position in the semiconductor market as a major provider of process-critical consumables and related products and services, and will add new complementary growth vectors in other high-performance industries.

“This transaction adds to our core materials science competencies, significantly broadens our range of high-performance consumable offerings, and enables us serve more customers in more ways,” said Gideon Argov, president and chief executive officer of Entegris. “As such, it is an opportunity to increase our revenues and earnings, accelerate our growth, create economies of scale and build value for our shareholders.

“POCO, together with the Entegris Specialty Coatings business that we acquired in August 2007, will form the foundation of a materials-based, consumable products business that has a strong presence in semiconductors but is also well-positioned in other growth areas. With 60 percent of its revenue coming from outside the semiconductor industry, POCO provides us with existing sales and growth opportunities in the medical, aerospace and specialty industrial markets,” Argov said.

Corey Rucci, president and chief operating officer of Poco Graphite, said: “Highly engineered graphite and silicon carbide consumables are currently an expanding market that is more than 90 percent recurring and that is expected to grow by more than 10 percent a year. We’re excited to become part of Entegris, a relationship that should create new opportunities for our products, our customers and, above all, our people.” Mr. Rucci will lead this new Entegris business following completion of the transaction.

Products offered and industries served by POCO include such semiconductor-related consumables as electrodes, crucibles and wafer handlers; consumables used in Electrical Discharge Machining (EDM), a process utilized in applications that require very fine tolerances and geometries difficult to achieve with standard machining techniques; industrial consumables, such as silicon carbide replacements for beryllium components, bearings, bushings and engine seals; and consumables for the glass industry to transport and handle containers at high temperatures.

Completion of the transaction is subject to Hart-Scott-Rodino review and other customary conditions. Upon completion, which is expected to occur in the third quarter of 2008, POCO will become a wholly owned, Decatur, Texas-based subsidiary of Entegris.

Entegris also announced that it expects to report sales of approximately $148 million for the second quarter of 2008 when it reports its results during the last week of July. The Company’s previous guidance for the second quarter was for sales of $144 million to $152 million and for net income per diluted share of $0.04 to $0.06.

Conference Call to Discuss the Transaction

Entegris will hold a conference call to discuss the transaction on Tuesday, July 15, 2008, at 11:30 a.m. Eastern Time. Participants should dial 1-888-219-1412 (for domestic callers) or 1-913-312-1412 (for callers outside the U.S.) and reference passcode 3436574. A replay of the call can be accessed at 1-888-203-1112 or 1-719-457-0820 using passcode 3436574. A webcast of the call can also be accessed from the investor relations section of Entegris’ website at www.entegris.com.

About Poco Graphite

Poco Graphite, based in Decatur, Texas (thirty miles northwest of Dallas), is a leading manufacturer and marketer of superior quality, specialty graphite, silicon carbide and other advanced materials. POCO’s materials are used in many diverse applications and industries, including semiconductor and general industrial products, biomedical, glass industry products and electrical discharge machining. POCO’s technology—originating in the 1960s for use by the aerospace industry and in the connection with the post-Sputnik “space race”—was acquired by Pure Oil Company (hence the name POCO) in 1964. Since November 2000, POCO has been privately held. Additional information can be found at www.poco.com.

ABOUT ENTEGRIS

Entegris is a leading provider of a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in the semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, India, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Information Concerning Forward-Looking Statements

Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, which involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements modified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. These risks include, but are not limited to, fluctuations in the market price of Entegris’ stock, future operating results of Entegris, other acquisition and investment opportunities available to Entegris, general business and market conditions and other factors. Additional information concerning these and other risk factors may be found in previous financial press releases issued by Entegris and Entegris’ periodic public filings with the Securities and Exchange Commission, including the discussion described under the headings “Risks Relating to our Business and Industry,” “Manufacturing Risks,” “International Risks,” and “Risks Related to Securities Markets and Ownership of Our Securities” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to update publicly any forward-looking statements contained herein.